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Exhibit (a)(1)(L)

thinkorswim Group Inc.

OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS
FOR RESTRICTED STOCK UNITS

FORM OF COMMUNICATION TO ELIGIBLE INDIVIDUALS
REGARDING THE EXCHANGE RATIO CALCULATION

To: thinkorswim Group Inc. Employees and Independent Contractors Eligible for Stock Option Exchange for Restricted Stock Units

From: Investor Relations

Re: Offer to Exchange Eligible Stock Options for Restricted Stock Units—Follow-up

Date: [                        ], 2009

        Attached is an Excel spreadsheet that was developed to help you determine whether or not you elect to participate in the tender offer that was communicated on Friday, April 17, 2009. If you have any questions regarding how to use this model, please call Frank Milano at (612) 333-9099 or e-mail stockoptions@thinkorswimgroup.com.

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  Exhibit (a)(1)(L)